THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES
ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE AFFECTED EXCEPT IN
COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT
RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE
COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

                           CONVERTIBLE PROMISSORY NOTE
                           ---------------------------

$1,077,581.10                                                    April 9th, 2003

     FOR VALUE RECEIVED, the undersigned, Genomed, Inc., a Florida corporation
("Maker"), promises to pay to the order of Research Capital, LLC, a Florida limited liability corporation ("Payee" or, together with any subsequent holder or holders hereof, "Holder"), the sum of ONE MILLION SEVENTY-SEVEN THOUSAND FIVE
HUNDRED EIGHTY-ONE AND 10/100 ($1,077,581.10), or so much thereof as may from time to time hereafter be outstanding hereunder, whichever is greater, together with interest thereon, all as hereinafter provided.

     1. Interest and Principal Payments. Subject to the prior conversion of this
Note pursuant to Section 3, the outstanding principal amount of this Note, together with accrued but unpaid interest thereon, are due and payable in a lump sum on January 1, 2005 (the "Due Date").

     From the date hereof until this Note is paid in full, the unpaid principal amount of this Note shall bear simple interest at a rate per annum equal to five percent (5%), computed based on a year of 365 days. Unless this Note is converted pursuant to Section 3, interest shall be payable in a lump sum on the
Due Date.

     Unless this Note is converted pursuant to Section 3, all payments of principal and interest shall be made in lawful money of the United States of
America in immediately available funds and shall be made to Holder at its address set forth in Section 8 or such other place as Holder may designate to
Maker in writing.

     Regardless of any other provision of this Note or in any documents guaranteeing or securing payment hereof or otherwise relating hereto, no Holder shall ever be entitled to receive, collect or apply as interest on the principal of this Note any amount in excess of the maximum rate of interest allowable under applicable law, and if any Holder ever receives, collects or applies as interest hereon any such excess, such amount that would be excessive interest shall be deemed a partial prepayment of principal and shall be treated as such, and if the principal is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether the interest paid or payable on the principal outstanding under this Note exceeds the maximum rate of interest allowable under applicable law, Maker and Holder shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest and (ii) spread the total amount of interest throughout the entire contemplated term hereof; provided, that if the indebtedness evidenced hereby is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the maximum rate of interest allowable under applicable law, Holder shall either apply or refund to Maker the amount of such excess as herein provided, and in such event, Holder shall not be subject to any penalties provided by any laws for contracting for, charging, or receiving interest in excess of the maximum rate of interest allowable under applicable law.

     2. Partial payments. Upon any partial prepayment of this Note, this Note shall, at the option of Holder, be either (i) surrendered to Maker in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the Note surrendered and otherwise having the same terms and provisions as the Note surrendered (and, for purposes of the foregoing provisions of this Section, to be deemed to be the same Note and not a novation of the indebtedness represented thereby), or (ii) made available to Maker at its principal office for notation thereon of the portion of the principal so prepaid.

     3. Conversion.

     (a) The unpaid principal balance of this Note, in whole or in part, together with accrued interest, shall, at the option of Maker, be converted into shares of the same class and series of Maker's capital stock and on the same terms and conditions, including price per share, as are applicable to the investors in any Financing Agreement with the Maker. For purposes of this calculation the aggregate value of Maker's capital stock received in conversion of this Note shall be determined by subtracting $1,000,000 from the unpaid original principal balance of this Note which remains unpaid at the time of conversion. Holder shall become a party to all documents to which the other investors in any such financing are a party. As used herein, the term "Financing
Agreement" means the receipt by Maker of at least $1,500,000 of net cash proceeds (after deduction of any fees or expenses) from the sale in a single transaction or a contemporaneous series of transactions of a class or series of its capital stock to one or more corporate, institutional, venture capital or other accredited investors.

     (b) The unpaid principal balance of this Note, in whole or in part, together with accrued interest, shall, at the option of Maker, be converted into shares if the Maker realizes revenues of $1,500,000 during the time period commencing on April 9, 2003 and ending on December 31, 2004 (the "Revenue
Term"). The price per share of Maker's capital stock received by Holder shall be determined in the manner provided in Section 3(c) below. For purposes of this calculation the aggregate value of Maker's capital stock received in conversion of this Note shall be determined by subtracting $1,000,000 from the unpaid original principal balance of this Note which remains unpaid at the time of conversion. Holder shall become a party to all documents, financial statements and other related documents necessary to confirm the revenues. As used herein, the term "Revenues" means the receipt by Maker of at least $1,500,000 of actual net cash proceeds (after deduction of any fees or expenses) derived solely and specifically from customers and/or patients in a single transaction or a series of transactions during the Revenue Term.

     (c) If no Financing Agreement has occurred on or prior to December 31,
2004, and/or the Maker has not realized the Revenue requirements as set forth in
Section 3(a) and 3(b) above, then Holder may elect by written notice to Maker given after December 31, 2004, to convert the unpaid principal balance, in whole or in part, plus accrued interest on this Note into a number of shares of
Maker's Common Stock equal to (i) the amount of principal and accrued interest being converted divided by (ii) the average bid price of Maker's Common Stock.
The Average bid price shall be calculated by adding the closing bid price of the
Maker's stock over the previous thirty (30) trading days and dividing by thirty
(30).

     4. Conversion Procedures; Taxes.

     (a) To evidence the conversion of this Note as provided in Section 3,
Holder shall surrender this Note to Maker, duly endorsed for cancellation, or shall notify Maker this Note has been lost, stolen or destroyed, in which case,
Holder shall execute an agreement satisfactory to Maker to indemnify Maker from any loss incurred by it in connection therewith. Maker shall then take all such steps as may be necessary to issue shares of its capital stock in exchange for the outstanding principal and accrued interest amount of this Note as provided in Section 3, and Holder shall be treated for all purposes as having become the record holder of the shares of Maker's capital stock issuable upon conversion of this Note as of the Financing Agreement Date.

     (b) Maker covenants that all of its capital stock which shall be issuable upon conversion of the Note shall, at the time of delivery, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than those (i) which Maker shall promptly pay or discharge, (ii) created by Holder or (iii) based on Holder's income, revenues or capital gain).

     5.  Default. The occurrence of any one or more of the following events without the written consent of Holder shall constitute an event of default under this Note (each herein referred to as an "Event of Default"):

     (a) Maker fails to pay the outstanding principal of, plus accrued interest, this Note for ten (10) days after the Due Date;

     (b) Maker sells or enters into an agreement to sell all or substantially all of its assets;

     (c)  Maker participates or enters into an agreement for any merger, consolidation, share exchange or other similar transaction as a constituent corporation, unless the stockholders of Maker immediately prior to the transaction own, immediately after the transaction, a majority of the general voting power of the surviving or continuing entity (based on the aggregate number of votes that are attributable to outstanding securities entitled to vote in the election of directors, general partners, managers or persons performing analogous functions to directors of the surviving or continuing entity, without regard to contractual arrangements that establish a management structure or that vest the right to designate directors in certain parties); or

     (d) Maker makes a general assignment for the benefit of its creditors or applies to any tribunal for the appointment of a trustee or receiver of a substantial part of its assets, or commences any proceedings relating to Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or any such application is filed, or any such proceedings are commenced against Maker and
Maker indicates its consent to such proceedings, or an order or decree is entered by a court of competent jurisdiction appointing such trustee or receiver, or adjudicating Maker bankrupt or insolvent, or approving the petition in any such proceedings, and such order or decree remains unstayed and in effect for ninety (90) days.

Upon the occurrence of an Event of Default, the unpaid principal amount of this
Note plus any accrued interest thereon, if not theretofore due, shall automatically and without any action on the part of Holder become due and payable in full, and Holder shall thereupon be entitled to enforce its rights under this Note by any appropriate proceeding. In the event this Note is placed in the hands of an attorney for collection or for enforcement, or in the event that Holder incurs any costs incident to the collection of any indebtedness evidenced hereby, Maker agrees to pay all reasonable attorneys' fees, all court and other costs and the reasonable out-of-pocket costs of any other collection efforts. Forbearance to exercise the remedies set forth herein with respect to any Event of Default shall not constitute a waiver by Holder of any of such remedies.

     6.  Amendments and Waivers.  Maker may amend or supplement this Note only with the written consent of Holder. Holder may waive (either generally or in a particular instance and either retroactively or prospectively) compliance by
Maker with any provision of this Note only by a written document signed by
Holder.

     7. Notices;  Miscellaneous. All notices, demands and other communications which may or are required to be given hereunder shall be in writing and shall be deemed to have been given or received when personally delivered, one (1) day after deposit with charges prepaid with a nationally-recognized overnight courier, or three (3) days after the date mailed, postage prepaid, by certified mail, return receipt requested, addressed as follows:

     (a)      If to Payee, to:

              Research Capital, LLC
              1819 Main Street, Suite 602
              Sarasota, FL 34236
              Attn.:  Carl Smith, III

     (b)      If to Maker, to:

              GenoMed, Inc.
              4560 Clayton Ave.
              St. Louis, Missouri 63110
              Attn.: Dr. David Moskowitz

     (c)      If to any Holder other than Payee, to such address as may have been designated with the foregoing.

     Maker, Payee or any Holder may designate a different address by notice given in accordance with the foregoing.

     Maker and all sureties, endorsers and guarantors of this Note, jointly and severally, waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, all other notices, filing of suit and diligence in collection of this Note or enforcing any security given therefore, and agree to any substitution, exchange, or release of any security, with or without consideration, now or hereafter given for this Note or the release of any party primarily or secondarily liable hereof; and such substitution, exchange or release shall not in any way affect the obligations of any such Maker, surety, endorser or guarantor. Maker and all sureties, endorsers or guarantors of this Note further agree that it will not be necessary for any
Holder hereof, in order to enforce payment of this Note, first to institute or exhaust its remedies against Maker or any other party liable therefor or to enforce its rights against security for this Note.

     Subject to Section 6, from time to time, without affecting the obligations of Maker or its legal representatives, successors or assigns to pay the outstanding principal balance of this Note and accrued interest thereon and to observe the covenants of Maker contained herein, without giving notice to or obtaining the consent of Maker, or its legal representatives, successors or assigns and without liability on the part of Holder, Holder may, at its option, extend the time for payment of said outstanding principal balance and interest or any part thereof, reduce the payments thereon, release anyone liable on any of said outstanding principal balance and interest, accept a renewal of this
Note, modify the terms and time of payment of said outstanding principal balance or join in any extension or subordination agreement, and agree in writing with
Maker to modify the rate of interest or period of amortization of this Note or change the amount of the payments hereunder. No one or more of such actions shall constitute a novation or otherwise affect or impair the indebtedness evidenced hereby.

     This Note and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the
State of Florida, without regard to principles of conflicts of laws, and applicable federal law.

                        GenoMed, Inc.

                   By:  ____________________________________
                        David W. Moskowitz
                        Chairman of the Board & Chief Executive Officer